Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION RELEASE
FIRST QUARTER 2008
(Dollars in millions, except per share amounts, unless otherwise stated)

The following information (the “Supplemental Financial Information Release” or “Release”) should be read in connection with SLM Corporation’s (the “Company’s”) press release for first quarter 2008 earnings, dated April 16, 2008.

The Supplemental Financial Information Release contains forward-looking statements and information based on management’s current expectations as of the date of the Release. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to our ability to cost-effectively refinance the aggregate $34 billion asset-backed financing facilities, due February 2009, which closed in the first quarter of 2008 (collectively, the “2008 Asset-Backed Financing Facilities”), including any potential foreclosure on the student loans under those facilities following their termination; increased financing costs; limited liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and regulations and from the implementation of applicable laws and regulations) which, among other things, may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”), may result in loans being originated or refinanced under non-FFELP programs, or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by: changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. All forward-looking statements contained in the Release are qualified by these cautionary statements and are made only as of the date this Release is filed. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Definitions for capitalized terms in this document can be found in the Company’s 2007 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008.

Certain reclassifications have been made to the balances as of and for the quarters ended March 31, 2007 and December 31, 2007, to be consistent with classifications adopted for the quarter ended March 31, 2008.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

Three Months Ended March 31, 2008 Compared to Three Months Ended December 31, 2007

For the three months ended March 31, 2008, our net loss was $104 million or $.28 diluted loss per share, compared to a net loss of $1.6 billion, or $3.98 diluted loss per share, for the three months ended December 31, 2007. The effective tax rate for those periods was 38 percent and 5 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which are marked to market through earnings under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Pre-tax income increased by $1.6 billion versus the prior quarter primarily due to a $1.1 billion decrease in net losses on derivative and hedging activities, which was mostly comprised of losses on our equity forward contracts in the fourth quarter of 2007. Losses on derivative and hedging activities were $273 million in the first quarter of 2008 compared to $1.3 billion in the prior quarter. The Company settled all of its outstanding equity forward contracts in January 2008.

There were no gains on student loan securitizations in the first quarter of 2008 or the fourth quarter of 2007 because we did not complete any off-balance sheet securitizations. The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” on January 1, 2008, and elected the fair value option on all of the Residual Interests effective January 1, 2008. The Company made this election in order to simplify the accounting for Residual Interests by having all Residual Interests under one accounting model. Prior to this election, Residual Interests were accounted for either under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” with changes in fair value recorded through other comprehensive income or under SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” with changes in fair value recorded through income. The Company reclassified the related accumulated other comprehensive income of $198 million into retained earnings, and as a result, equity was not impacted at transition on January 1, 2008. Changes in fair value of Residual Interests on and after January 1, 2008 are recorded through the income statement. The Company has not elected the fair value option for any other financial instruments at this time. Servicing and securitization revenue increased by $85 million from $23 million in the fourth quarter of 2007 to $108 million in the first quarter of 2008. This increase was primarily due to a current-quarter $88 million unrealized mark-to-market loss recorded under SFAS No. 159 compared to a prior-quarter $137 million unrealized mark-to-market loss, which included both impairment and an unrealized mark-to-market loss recorded under SFAS No. 155. Also contributing to the increase in servicing and securitization revenue was an increase in Embedded Floor Income due to the decrease in interest rates during the current quarter. Embedded Floor Income was $46 million in the first quarter of 2008 compared to $8 million in the fourth quarter of 2007.

Net interest income after provisions for loan losses increased by $379 million in the first quarter of 2008 over the fourth quarter of 2007. This increase was due to a $437 million decrease in provisions for loan losses, offset by a $58 million decrease in net interest income. The decrease in net interest income was primarily due to a decrease in the student loan spread (see “LENDING BUSINESS SEGMENT — Net Interest Income — Net Interest Margin — On-Balance Sheet”). The decrease in provisions for loan losses relates to significantly higher provision amounts recorded in the fourth quarter of 2007 for Private Education Loans, FFELP loans, and mortgage loans primarily due to a weakening U.S. economy (see “LENDING BUSINESS SEGMENT — Allowance for Private Education Loan Losses; and — Total Provisions for Loan Losses”).

In the first quarter of 2008, fee and other income and collections revenue totaled $271 million, a $31 million decrease from $302 million in the prior quarter. Operating expenses decreased by $62 million from $418 million in the fourth quarter of 2007 to $356 million in the first quarter of 2008. The decrease in operating expenses was primarily due to a decrease in goodwill and acquired intangible impairments of $37 million and to a decrease in Merger-related expenses of $18 million compared to the fourth quarter of 2007.

The Company is currently restructuring its business in a response to the impact of The College Cost Reduction and Access Act of 2007 (“CCRAA”), and current challenges in the capital markets. As part of the Company’s cost reduction efforts, restructuring expenses of $21 million and $23 million were recognized in the first quarter of 2008 and the fourth quarter of 2007, respectively. The majority of these restructuring expenses were severance costs related to the elimination of approximately 1,000 positions (representing approximately nine percent of the overall employee population) across all areas of the Company. The Company is still in the preliminary phase of assessing all potential restructuring activities and as a result, the Company cannot estimate the total expected restructuring expenses at this time.

The Company adopted SFAS No. 157, “Fair Value Measurements,” on January 1, 2008, with no resulting impact to the financial statements.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

For the three months ended March 31, 2008, our net loss was $104 million or $.28 diluted loss per share, compared to net income of $116 million, or $.26 diluted earnings per share, for the three months ended March 31, 2007. The effective tax rate for those periods was 38 percent and 73 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which are marked to market through earnings under SFAS No. 133, as discussed above. Losses on derivative and hedging activities were $273 million in the first quarter of 2008 compared to $357 million in the year-ago quarter. The Company settled all of its outstanding equity forward contracts in January 2008.

Pre-tax income decreased by $593 million versus the year-ago quarter primarily due to no gains on student loan securitizations in the first quarter of 2008, since the Company did not complete any off-balance sheet securitizations in the current quarter, compared to $367 million of securitization gains related to one Private Education Loan securitization in the year-ago quarter. Servicing and securitization revenue decreased by $144 million from $252 million in the first quarter of 2007 to $108 million in the first quarter of 2008. This decrease was primarily due to a current-quarter $88 million unrealized mark-to-market loss recorded under SFAS No. 159 compared to a year-ago quarter $68 million unrealized mark-to-market gain, which included both impairment and an unrealized mark-to-market gain recorded under SFAS No. 155. Partially offsetting the decrease in servicing and securitization revenue was an increase in Embedded Floor Income due to the decrease in interest rates during the current quarter. Embedded Floor Income was $46 million in the first quarter of 2008 compared to $1 million in the first quarter of 2007.

Net interest income after provisions for loan losses decreased by $124 million in the first quarter from the year-ago quarter. This decrease was due to a $137 million decrease in net interest income, offset by a $13 million decrease in provisions for loan losses. The decrease in net interest income was primarily due to a decrease in the student loan spread (see “LENDING BUSINESS SEGMENT — Net Interest Income — Net Interest Margin — On-Balance Sheet”).

In the first quarter of 2008, fee and other income and collections revenue totaled $271 million, an $18 million decrease from $289 million in the year-ago quarter. Operating expenses remained unchanged at $356 million in the first quarter of 2008 compared to the first quarter of 2007. Restructuring expenses of $21 million were recognized in the first quarter of 2008, as previously discussed, with no such expenses recognized in the year-ago quarter.

Other Income

The following table summarizes the components of “Other income” in the consolidated statements of income for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

	March 31,	December 31,	March 31,
	2008	2007	2007

Late fees and forbearance fees	$37	$34	$35
Asset servicing and other transaction fees	26	32	25
Loan servicing fees	7	6	8
Gains on sales of mortgages and other loan fees	1	1	3
Other	23	20	25

Total other income	$94	$93	$96

EARNINGS RELEASE SUMMARY

The following table summarizes GAAP income statement items (on a tax-effected basis) that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
(in thousands)	2008	2007	2007

Reported net income (loss)	$(103,804)	$(1,635,258)	$116,153
Preferred stock dividends	(29,025)	(9,622)	(9,093)

Reported net income (loss) attributable to common stock	(132,829)	(1,644,880)	107,060
Expense items disclosed separately (tax-effected):
Merger-related financing fees(1)	—	7,833	—
Merger-related professional fees and other costs	—	9,286	—
Restructuring expenses	12,903	14,178	—
Acceleration of premium amortization expense on loans(2)	33,818	—	—

Total expense items disclosed separately (tax-effected)	46,721	31,297	—

Net income (loss) attributable to common stock excluding the impact of items disclosed separately	$(86,108)	$(1,613,583)	$107,060

Average common and common equivalent shares outstanding(3)	466,580	413,049	418,449

(1)	Merger-related financing fees are the commitment and liquidity fees related to the financing facility in connection with the Merger Agreement, now terminated. See “LIQUIDITY AND CAPITAL RESOURCES.”

(2)	The Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future (considering the CCRAA’s impact on the economics of a Consolidation Loan as well as the Company’s increased cost of funds given the current credit market environment) resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would consolidate internally which extends the average life of such loans. Consolidation Loans generally have longer terms to maturity than Stafford loans.

(3)	Common equivalent shares outstanding were anti-dilutive for the quarters ended March 31, 2008 and December 31, 2007.

The following table summarizes “Core Earnings” income statement items (on a tax-effected basis) that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
(in thousands)	2008	2007	2007

“Core Earnings” net income (loss)	$188,314	$(138,569)	$251,208
Preferred stock dividends	(29,025)	(9,622)	(9,093)

“Core Earnings” net income (loss) attributable to common stock	159,289	(148,191)	242,115
Expense items disclosed separately (tax-effected):
Merger-related financing fees(1)	—	7,833	—
Merger-related professional fees and other costs	—	9,286	—
Restructuring expenses	13,110	14,178	—
Acceleration of premium amortization expense on loans(2)	52,106	—	—

Total expense items disclosed separately (tax-effected)	65,216	31,297	—

“Core Earnings” net income (loss) attributable to common stock excluding the impact of items disclosed separately	224,505	(116,894)	242,115
Adjusted for debt expense of contingently convertible debt instruments, net of tax	—	—	17,510

“Core Earnings” net income (loss) attributable to common stock, adjusted	$224,505	$(116,894)	$259,625

Average common and common equivalent shares outstanding(3)	467,247	413,049	458,739

(1)	Merger-related financing fees are the commitment and liquidity fees related to the financing facility in connection with the Merger Agreement, now terminated. See “LIQUIDITY AND CAPITAL RESOURCES.”

(2)	The Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future (considering the CCRAA’s impact on the economics of a Consolidation Loan as well as the Company’s increased cost of funds given the current credit market environment) resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would consolidate internally which extends the average life of such loans. Consolidation Loans generally have longer terms to maturity than Stafford loans.

(3)	Common equivalent shares outstanding were anti-dilutive for the fourth quarter of 2007.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending, Asset Performance Group (“APG”), and Corporate and Other business segments are presented below, using our “Core Earnings” presentation.

The Lending business segment section includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The APG business segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other business segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

Pre-tax Differences between “Core Earnings” and GAAP

Our “Core Earnings” are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision makers. Our “Core Earnings” are used in developing our financial plans, tracking results, and establishing corporate performance targets. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. “Core Earnings” net income reflects only current period adjustments to GAAP net income, as described in the more detailed discussion of the differences between “Core Earnings” and GAAP that follows, which includes further detail on each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

1)	Securitization Accounting: Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under “Core Earnings” for the Lending operating segment, we present all securitization transactions on a “Core Earnings” basis as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions, as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP, are excluded from “Core Earnings” and are replaced by interest income, provisions for loan losses, and interest expense as earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from “Core Earnings” as they are considered intercompany transactions on a “Core Earnings” basis.

The following table summarizes “Core Earnings” securitization adjustments for the Lending operating segment for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

“Core Earnings” securitization adjustments:
Net interest income on securitized loans, before provisions for loan losses and before intercompany transactions	$(194)	$(169)	$(216)
Provisions for loan losses	44	176	49

Net interest income on securitized loans, after provisions for loan losses, before intercompany transactions	(150)	7	(167)
Intercompany transactions with off-balance sheet trusts	(37)	(32)	(30)

Net interest income on securitized loans, after provisions for loan losses	(187)	(25)	(197)
Gains on student loan securitizations	—	—	367
Servicing and securitization revenue	108	23	252

Total “Core Earnings” securitization adjustments	$(79)	$(2)	$422

“Intercompany transactions with off-balance sheet trusts” in the above table relate primarily to losses incurred through the repurchase of delinquent loans from our off-balance sheet securitization trusts. When Private Education Loans in our securitization trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. We do not hold the contingent call option for any trusts settled after September 30, 2005.

2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP. These unrealized gains and losses occur in our Lending operating segment, and occurred in our Corporate and Other reportable segment related to equity forward contracts in the prior and year-ago quarters. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. “Core Earnings” also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The gains and losses described in “Gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate and foreign currency exchange rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one floating interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our floating rate debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. In addition, we use basis swaps to convert debt indexed to the Consumer Price Index to 3 month LIBOR debt. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they generally do not meet this effectiveness test because most of our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges, as a requirement to achieve hedge accounting is the hedged item must impact net income and the settlement of these contracts through the purchase of our own stock does not impact net income. The Company settled all of its equity forward contracts in January 2008.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on net income for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(273)	$(1,338)	$(357)
Less: Realized (gains) losses on derivative and hedging activities, net(1)	(91)	(61)	25

Unrealized gains (losses) on derivative and hedging activities, net	(364)	(1,399)	(332)
Other pre-SFAS No. 133 accounting adjustments	1	2	—

Total net impact of SFAS No. 133 derivative accounting	$(363)	$(1,397)	$(332)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a “Core Earnings” basis for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(140)	$(37)	$(7)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	231	95	(18)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	3	—

Total reclassifications of realized (gains) losses on derivative and hedging activities	91	61	(25)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(364)	(1,399)	(332)

Gains (losses) on derivative and hedging activities, net	$(273)	$(1,338)	$(357)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Floor Income Contracts	$(295)	$(145)	$5
Equity forward contracts	—	(1,485)	(412)
Basis swaps	(132)	206	60
Other	63	25	15

Total unrealized gains (losses) on derivative and hedging activities, net	$(364)	$(1,399)	$(332)

Unrealized gains and losses on Floor Income Contracts are primarily caused by changes in interest rates. In general, an increase in interest rates results in an unrealized gain and vice versa. Unrealized gains and losses on equity forward contracts fluctuate with changes in the Company’s stock price. Unrealized gains and losses on basis swaps result from changes in the spread between indices, primarily as it relates to Consumer Price Index (“CPI”) swaps economically hedging debt issuances indexed to CPI and on changes in the forward interest rate curves that impact basis swaps hedging repricing risk between quarterly reset debt and daily reset assets.

3)	Floor Income: The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from “Core Earnings” when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line in the consolidated statement of income with no offsetting gain or loss recorded for the economically hedged items. For “Core Earnings,” we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received in income.

The following table summarizes the Floor Income adjustments in our Lending operating segment for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

“Core earnings” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$32	$—	$—
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(38)	(50)	(39)

Total “Core Earnings” Floor Income adjustments	$(6)	$(50)	$(39)

4)	Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. For the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, goodwill and intangible impairment and the amortization of acquired intangibles totaled $15 million, $53 million and $24 million, respectively. The changes from the prior periods are mostly due to the amounts of impairment recognized. In the fourth quarter of 2007, we recognized impairments related principally to our mortgage origination and mortgage purchased paper businesses including approximately $20 million of goodwill and $10 million of value attributed to certain banking relationships. In the first quarter of 2007, we recognized intangible impairments of $9 million in connection with certain tax exempt bonds previously acquired through the purchase of certain subsidiaries. We did not recognize any impairment in the first quarter of 2008.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both FFELP and Private Education Loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$494	$705	$695
FFELP Consolidation Loans	989	1,355	1,331
Private Education Loans	749	731	658
Other loans	23	25	28
Cash and investments	142	273	162

Total “Core Earnings” interest income	2,397	3,089	2,874
Total “Core Earnings” interest expense	1,824	2,471	2,220

Net “Core Earnings” interest income	573	618	654
Less: provisions for loan losses	181	750	198

Net “Core Earnings” interest income (loss) after provisions for loan losses	392	(132)	456
Other income	44	44	44
Restructuring expenses	15	19	—
Operating expenses	164	172	171

Total expenses	179	191	171

Income (loss) before income taxes	257	(279)	329
Income tax expense (benefit)	94	(103)	122

“Core Earnings” net income (loss)	$163	$(176)	$207

Net Interest Income

Changes in net interest income are primarily due to fluctuations in the student loan and other asset spread discussed below, the growth of our student loan portfolio, and changes in the level of cash and investments we hold on our balance sheet for liquidity purposes.

Average Balance Sheets — On-Balance Sheet

The following table reflects the rates earned on interest-earning assets and paid on interest-bearing liabilities for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007. This table reflects the net interest margin for all on-balance sheet assets. It is included in the Lending business segment discussion because this segment includes substantially all interest-earning assets and interest-bearing liabilities.

	Quarters ended
	March 31, 2008		December 31, 2007		March 31, 2007
	Balance	Rate	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$38,349	4.87%	$34,819	6.30%	$26,885	6.80%
FFELP Consolidation Loans	73,800	4.56	71,859	6.05	63,260	6.51
Private Education Loans	17,192	10.38	15,007	10.47	11,354	12.09
Other loans	1,194	7.87	1,171	8.62	1,365	8.31
Cash and investments	12,264	4.06	18,196	5.25	7,958	5.81

Total interest-earning assets	142,799	5.33%	141,052	6.50%	110,822	7.12%

Non-interest-earning assets	9,546		10,020		9,095

Total assets	$152,345		$151,072		$119,917

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$35,975	4.77%	$35,645	5.40%	$3,220	5.89%
Long-term borrowings	107,666	4.44	106,727	5.54	107,950	5.58

Total interest-bearing liabilities	143,641	4.52%	142,372	5.51%	111,170	5.59%

Non-interest-bearing liabilities	3,462		4,186		4,483
Stockholders’ equity	5,242		4,514		4,264

Total liabilities and stockholders’ equity	$152,345		$151,072		$119,917

Net interest margin		.78%		.94%		1.51%

Net Interest Margin — On-Balance Sheet

The following table reflects the net interest margin of on-balance sheet interest-earning assets, before provisions for loan losses.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Student loan spread(1)(2)	.96%	1.17%	1.64%
Other asset spread(1)(3)	.02	(.53)	.18

Net interest margin, before the impact of 2008 Asset-Backed Financing Facilities fees(1)	.87	.94	1.51
Less: 2008 Asset-Backed Financing Facilities fees	(.09)	—	—

Net interest margin	.78%	.94%	1.51%

(1) Before certain commitment and liquidity fees associated with the 2008 Asset-Backed Financing Facilities (see “LIQUIDITY AND CAPITAL RESOURCES” for a further discussion).
(2) Composition of student loan spread:
Student loan yield, before Floor Income	6.13%	7.49%	8.15%
Gross Floor Income	.36	.08	.02
Consolidation Loan Rebate Fees	(.59)	(.61)	(.66)
Repayment Borrower Benefits	(.12)	(.12)	(.13)
Premium and discount amortization	(.35)	(.18)	(.17)

Student loan net yield	5.43	6.66	7.21
Student loan cost of funds	(4.47)	(5.49)	(5.57)

Student loan spread, before 2008 Asset-Backed Financing Facilities fees	.96%	1.17%	1.64%

(3) Comprised of investments, cash and other loans.

The net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the first quarter of 2008 decreased 7 basis points from the fourth quarter of 2007. The increase in the student loan portfolio as a percentage of the overall interest-earning asset portfolio resulted in an increase to net interest margin of 7 basis points due to the student loan portfolio earning a higher spread than the other asset portfolio. The offsetting 14 basis point decrease relates primarily to the following discussions of changes in the on-balance sheet student loan and other asset spreads. Net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the first quarter of 2008 decreased 64 basis points from the first quarter of 2007. This decrease primarily relates to the following discussions of changes in the on-balance sheet student loan and other asset spreads. The student loan portfolio as a percentage of the overall interest-earning asset portfolio did not change substantially between the two periods.

Student Loan Spread — On-Balance Sheet

The student loan spread is impacted by changes in its various components, as reflected in footnote (2) to the “Net Interest Margin — On-Balance Sheet” table above. Gross Floor Income is impacted by interest rates and the percentage of the FFELP portfolio eligible to earn Floor Income. The spread impact from Consolidation Loan Rebate Fees fluctuates as a function of the percentage of FFELP Consolidation Loans on our balance sheet. Repayment Borrower Benefits are generally impacted by the terms of the Repayment Borrower Benefits being offered as well as the payment behavior of the underlying loans. Premium and discount amortization is generally impacted by the prices previously paid for loans and amounts capitalized related to such purchases or originations. Premium and discount amortization is also impacted by prepayment behavior of the underlying loans.

The student loan spread, before 2008 Asset-Backed Financing Facilities fees, for the first quarter of 2008 decreased 21 basis points and 68 basis points from the fourth quarter of 2007 and the first quarter of 2007, respectively, primarily due to the increase in premium amortization (see “‘Core Earnings’ Basis Student Loan Spread” below for a further discussion) and an increase in our cost of funds. Our cost of funds for on-balance sheet student loans excludes the impact of basis swaps that economically hedge the re-pricing and basis mismatch between our funding and student loan asset indices, but do not receive hedge accounting treatment under SFAS No. 133. We extensively use basis swaps to manage our basis risk associated with our interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges, and as a result, are required to be accounted for in the “gains (losses) on derivatives and hedging activities, net” line on the income statement, as opposed to being accounted for in interest expense. As a result, these basis swaps are not considered in the calculation of the cost of funds in the table above and therefore, in times of volatile movements of interest rates like those experienced in the first quarter of 2008, the student loan spread can significantly change. See “‘Core Earnings’ Net Interest Margin” in the following table, which reflects these basis swaps in interest expense, and demonstrates the economic hedge effectiveness of these basis swaps.

Partially offsetting these decreases to the student loan spread was an increase in Gross Floor Income due to the significant decrease in interest rates during the first quarter of 2008. The first quarter of 2008 student loan spread also benefited over the prior quarter due to a decrease to the interest income reserve provision on our Private Education Loans (see “ ‘Core Earnings’ Basis Student Loan Spread” below for a further discussion).

Other Asset Spread — On-Balance Sheet

The other asset spread is comprised of cash and investments (both restricted and unrestricted) primarily in our liquidity portfolio, and other loans. The Company invests its liquidity portfolio primarily in short-term securities with maturities of one week or less in order to manage credit risk and maintain available cash balances. The other asset spread for the first quarter of 2008 increased 55 basis points from the prior quarter and decreased 16 basis points from the year-ago quarter. Changes in the other asset spread primarily relate to differences in the index basis and reset frequency between the asset indices and funding indices. A portion of this risk is hedged with derivatives that do not receive hedge accounting treatment under SFAS No. 133 and will impact the other asset spread in a similar fashion as the impact to the on-balance sheet student loan spread as discussed above. In volatile interest rate environments, these spreads may move significantly from period to period and differ from the “Core Earnings” basis other asset spread discussed below.

“Core Earnings” Net Interest Margin

The following table analyzes the earnings from our portfolio of Managed interest-earning assets on a “Core Earnings” basis (see “BUSINESS SEGMENTS — Pre-tax Differences between ‘Core Earnings’ and GAAP”). The “ ‘Core Earnings’ Net Interest Margin” presentation and certain components used in the calculation differ from the “Net Interest Margin — On-Balance Sheet” presentation. The “Core Earnings” presentation, when compared to our on-balance sheet presentation, is different in that it:

•	includes the net interest margin related to our off-balance sheet student loan securitization trusts. This includes any related fees or costs such as the Consolidation Loan Rebate Fees, premium/discount amortization and Borrower Benefits yield adjustments;

•	includes the reclassification of certain derivative net settlement amounts. The net settlements on certain derivatives that do not qualify as SFAS No. 133 hedges are recorded as part of the “gain (loss) on derivative and hedging activities, net” line item on the income statement and are therefore not recognized in the on-balance sheet student loan spread. Under this presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our written Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense;

•	excludes unhedged Floor Income earned on the Managed student loan portfolio; and

•	includes the amortization of upfront payments on Floor Income Contracts in student loan income that we believe are economically hedging the Floor Income.

The following table reflects the “Core Earnings” net interest margin, before provisions for loan losses.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

“Core Earnings” basis student loan spread(1):
FFELP loan spread	.59%	.88%	1.08%
Private Education Loan spread(2)	5.35	4.67	5.28

Total “Core Earnings” basis student loan spread(3)	1.46	1.56	1.77
“Core Earnings” basis other asset spread(1)(4)	(.27)	(.41)	.20

“Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees(1)	1.31	1.32	1.64
Less: 2008 Asset-Backed Financing Facilities fees	(.07)	—	—

“Core Earnings” net interest margin	1.24%	1.32%	1.64%

(1) Before certain commitment and liquidity fees associated with the 2008 Asset-Backed Financing Facilities (see “LIQUIDITY AND CAPITAL RESOURCES” for a further discussion).
(2) “Core Earnings” basis Private Education Loan Spread, before 2008 Asset-Backed Financing Facilities fees and after provisions for loan losses	3.26%	(4.52)%	2.10%
(3) Composition of “Core Earnings” basis student loan spread:
“Core Earnings” basis student loan spread yield	6.35%	7.69%	8.31%
Consolidation Loan Rebate Fees	(.55)	(.56)	(.58)
Borrower Benefits	(.11)	(.11)	(.11)
Premium and discount amortization	(.36)	(.17)	(.17)

“Core Earnings” basis student loan net yield	5.33	6.85	7.45
“Core Earnings” basis student loan cost of funds	(3.87)	(5.29)	(5.68)

“Core Earnings” basis student loan spread, before 2008 Asset-Backed Financing Facilities fees	1.46%	1.56%	1.77%

(4) Comprised of investments, cash and other loans.

The “Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the first quarter of 2008 decreased 1 basis point from the prior quarter. The increase in the Managed student loan portfolio as a percentage of the overall Managed interest-earning asset portfolio resulted in an increase to “Core Earnings” net interest margin of 7 basis points due to the Managed student loan portfolio earning a higher spread than the Managed other interest-earning asset portfolio. The offsetting 8 basis point decrease relates primarily to the following discussions of changes in the “Core Earnings” basis student loan and other asset spreads. “Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the first quarter of 2008 decreased 33 basis points from the year-ago quarter. This decrease primarily relates to the following discussions of changes in the “Core Earnings” basis student loan and other asset spreads. The Managed student loan portfolio as a percentage of the overall interest-earning asset portfolio did not change substantially between the two periods.

“Core Earnings” Basis Student Loan Spread

The “Core Earnings” basis student loan spread before the 2008 Asset-Backed Financing Facilities fees for the first quarter of 2008 decreased 10 basis points and 31 basis points from the prior quarter and year-ago quarter, respectively, primarily due to the 19 basis point increase in premium amortization as a result of the Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future, which resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would consolidate internally which extends the average life of such loans. Consolidation Loans generally have longer terms to maturity than Stafford loans. The “Core Earnings” basis student loan spread has also been negatively impacted by an increase in our cost of funds (an increase in the credit spread on our debt) during the last year due to the current credit environment.

Partially offsetting the decrease to the “Core Earnings” basis student loan spread in the first quarter of 2008 compared to the prior quarter was a decrease to the interest income reserve provision on our Private Education Loans versus the prior quarter. The interest income reserve was 5 basis points in the first quarter of 2008 compared to 18 basis points in the fourth quarter of 2007. We estimate the amount of Private Education Loan accrued interest that is not reasonably expected to be collected in the future using a methodology consistent with the status-based migration analysis used for the allowance for Private Education Loans. We use this estimate to offset accrued interest in the current period through a charge to student loan interest income. As our provision for loan losses was significantly higher in the fourth quarter of 2007 compared to the first quarter of 2008, the estimate of uncollectible accrued interest receivable was also significantly higher in the prior quarter versus the current quarter.

The “Core Earnings” basis FFELP loan spread declined over all periods presented above primarily as the mix of the FFELP portfolio shifted toward the lower yielding Consolidation Loan product (first-quarter 2008 compared to first-quarter 2007) and toward loans originated subsequent to October 1, 2007 which have lower legislated yields as a result of the CCRAA. The “Core Earnings” basis FFELP loan spread also declined due to the premium amortization adjustment in the first quarter of 2008 discussed above. The “Core Earnings” basis Private Education Loan spread before provision and excluding the impact of the interest reserving method discussed above, remained stable. The changes in the “Core Earnings” basis Private Education Loan spread after provision for all periods presented was primarily due to the timing and amount of provision associated with our allowance for Private Education Loan Losses as discussed below (see “Allowance for Private Education Loan Losses”).

“Core Earnings” Basis Other Asset Spread

The “Core Earnings” basis other asset spread is comprised of cash and investments (both restricted and unrestricted) primarily in our liquidity portfolio, and other loans. The Company invests its liquidity portfolio primarily in short-term securities with maturities of one week or less in order to manage credit risk and maintain available cash balances. The “Core Earnings” basis other asset spread for the first quarter of 2008 increased 14 basis points from the prior quarter and decreased 47 basis points from the year-ago quarter. Changes in this spread primarily relate to differences between the index basis and reset frequency of the asset indices and funding indices. The significant decrease from the year-ago quarter is mostly due to the other assets’ indices resetting more frequently than the debt funding those assets. In volatile interest rate environments, the asset and debt reset frequencies will lag each other. Interest rates increased during the year-ago quarter and decreased during the current quarter.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

	Activity in Allowance for Private Education Loan Losses
	On-balance sheet			Off-balance sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2008	2007	2007	2008	2007	2007	2008	2007	2007

Allowance at beginning of period	$886	$454	$308	$334	$199	$86	$1,220	$653	$394
Provision for Private Education Loan losses	119	503	142	41	164	47	160	667	189
Charge-offs	(84)	(80)	(82)	(47)	(29)	(23)	(131)	(109)	(105)
Recoveries	10	9	7	2	—	—	12	9	7

Net charge-offs	(74)	(71)	(75)	(45)	(29)	(23)	(119)	(100)	(98)

Reclassification of interest reserve(1)	8	—	—	2	—	—	10	—	—

Balance before securitization of Private Education Loans	939	886	375	332	334	110	1,271	1,220	485
Reduction for securitization of Private Education Loans	—	—	(6)	—	—	6	—	—	—

Allowance at end of period	$939	$886	$369	$332	$334	$116	$1,271	$1,220	$485

Net charge-offs as a percentage of average loans in repayment (annualized)	4.21%	4.39%	6.27%	2.43%	1.53%	1.35%	3.29%	2.87%	3.40%
Net charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.59%	3.88%	5.76%	1.99%	1.29%	1.18%	2.75%	2.48%	3.03%
Allowance as a percentage of the ending total loan balance	5.10%	5.48%	3.49%	2.39%	2.35%	.78%	3.93%	4.02%	1.91%
Allowance as a percentage of ending loans in repayment	12.70%	12.57%	7.58%	4.44%	4.28%	1.69%	8.54%	8.21%	4.14%
Average coverage of net charge-offs (annualized)	3.14	3.12	1.21	1.83	2.97	1.25	2.65	3.08	1.22
Ending total loans, gross	$18,412	$16,172	$10,581	$13,901	$14,199	$14,807	$32,313	$30,371	$25,388
Average loans in repayment	$7,096	$6,471	$4,859	$7,466	$7,362	$6,815	$14,562	$13,833	$11,674
Ending loans in repayment	$7,388	$7,047	$4,867	$7,482	$7,819	$6,839	$14,870	$14,866	$11,706

(1)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan loss when interest is capitalized to a loan’s principal balance. Prior to 2008, the interest provision was reversed in interest income and then provided for through provision within the allowance for loan loss. This amount was $11 million and $3 million, for the quarters ended December 31, 2007 and March 31, 2007, respectively, on a Managed Basis. This change in presentation results in no impact to net income.

On-Balance Sheet versus Managed Basis Presentation

All Private Education Loans are initially acquired on-balance sheet. When we securitize Private Education Loans, we no longer legally own the loans and they are accounted for off-balance sheet. For our Managed Basis presentation in the table above, when loans are securitized, we reduce the on-balance sheet allowance for loan losses for amounts previously provided and then increase the allowance for loan losses for these loans off-balance sheet, with the total of both on-balance sheet and off-balance sheet being the Managed Basis allowance for loan losses.

When Private Education Loans in our securitized trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. We account for these loans in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” Revenue is recognized over the anticipated remaining life of the loan based upon the amount and timing of anticipated cash flows. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged-off at day 212. We do not hold the contingent call option for any trusts settled after September 30, 2005.

When measured as a percentage of ending loans in repayment, the off-balance sheet allowance for loan losses is lower than the on-balance sheet percentage because of the different mix of loans on-balance sheet and off-balance sheet.

Allowance for Managed Private Education Loan Losses

Due to the seasoning of the Managed Private Education Loan portfolio, shifts in its mix and certain economic factors, we expected and have seen charge-off rates increase from the historically low levels experienced in earlier years. Additionally, this increase was significantly impacted by other factors. Toward the end of 2006 and through mid-2007, we experienced lower pre-default collections, resulting in increased levels of charge-off activity in our Private Education Loan portfolio. In the second half of 2006, we relocated responsibility for certain Private Education Loan collections from our Nevada call center to a new call center in Indiana. This transfer presented unexpected operational challenges that resulted in lower collections that negatively impacted the Private Education Loan portfolio. In addition, in late 2006, we revised certain procedures, including our use of forbearance, to better optimize long-term collection strategies. These developments resulted in lower pre-default collections, higher later stage delinquency levels and higher charge-offs. Due to the remedial actions in place, we anticipate the negative trends caused by the operational difficulties will improve in 2008.

In the fourth quarter of 2007, the Company recorded provision expense of $667 million related to the Managed Private Education Loan portfolio. This significant increase in provision compared to the first quarter of 2008 and to prior quarters primarily relates to the non-traditional portion of our loan portfolio which the Company had been expanding over the past few years. The non-traditional portfolio is particularly impacted by the weakening U.S. economy, as evidenced by recently released economic indicators, certain credit-related trends in the Company’s portfolio and a further tightening of forbearance practices. The Company has recently terminated these non-traditional loan programs because the performance of these loans is materially different from its original expectations and from the rest of the Company’s Private Education Loan programs. The Company charges off loans after 212 days of delinquency. Accordingly, the Company believes that charge-offs occurring late in 2007 represented losses incurred at the onset of the current economic downturn and do not incorporate the full effect of the general economic downturn that became evident in the fourth quarter of 2007. In addition, the Company has historically been able to mitigate its losses during varying economic environments through the use of forbearance and other collection management strategies. With the continued weakening of the U.S. economy, and the projected continued recessionary conditions, the Company believes that those strategies as they relate to the non-traditional portion of the loan portfolio will not be as effective as they have been in the past. For these reasons, the Company recorded the additional provision in the fourth quarter of 2007.

The following table provides the detail for the traditional and non-traditional Managed Private Education Loans at March 31, 2008 and December 31, 2007.

	March 31, 2008			December 31, 2007
		Non-			Non-
	Traditional	Traditional	Total	Traditional	Traditional	Total

Ending total loans, gross	$27,502	$4,811	$32,313	$25,791	$4,580	$30,371
Ending loans in repayment	12,683	2,187	14,870	12,711	2,155	14,866
Private Education Loan allowance for losses	469	801	1,271	438	782	1,220
Net charge-offs as a percentage of average loans in repayment(1)	1.7%	12.9%	3.3%	1.5%	11.9%	3.1%
Allowance as a percentage of total ending loan balance	1.7%	16.7%	3.9%	1.7%	17.1%	4.0%
Allowance as a percentage of ending loans in repayment	3.7%	36.6%	8.5%	3.5%	36.3%	8.2%
Average coverage of net charge-offs(1)	2.2	3.0	2.7	2.6	3.3	3.0
Delinquencies as a percentage of Private Education Loans in repayment	4.6%	23.3%	7.4%	5.2%	26.3%	8.3%
Loans in forbearance as a percentage of loans in repayment and forbearance	15.5%	21.4%	16.4%	12.8%	19.4%	13.9%

(1)	Annualized for the quarter ended March 31, 2008; full year actuals for the year ended December 31, 2007.

Private Education Loan Delinquencies

The tables below present our Private Education Loan delinquency trends as of March 31, 2008, December 31, 2007, and March 31, 2007.

	On-Balance Sheet
	Private Education Loan Delinquencies
	March 31,		December 31,		March 31,
	2008		2007		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$9,743		$8,151		$5,220
Loans in forbearance(2)	1,281		974		494
Loans in repayment and percentage of each status:
Loans current	6,649	90.0%	6,236	88.5%	4,260	87.5%
Loans delinquent 31-60 days(3)	261	3.5	306	4.3	184	3.8
Loans delinquent 61-90 days(3)	148	2.0	176	2.5	131	2.7
Loans delinquent greater than 90 days(3)	330	4.5	329	4.7	292	6.0

Total Private Education Loans in repayment	7,388	100%	7,047	100%	4,867	100%

Total Private Education Loans, gross	18,412		16,172		10,581
Private Education Loan unamortized discount	(496)		(468)		(363)

Total Private Education Loans	17,916		15,704		10,218
Private Education Loan allowance for losses	(939)		(886)		(369)

Private Education Loans, net	$16,977		$14,818		$9,849

Percentage of Private Education Loans in repayment		40.1%		43.6%		46.0%

Delinquencies as a percentage of Private Education Loans in repayment		10.0%		11.5%		12.5%

Loans in forbearance as a percentage of loans in repayment and forbearance		14.8%		12.1%		9.2%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Off-Balance Sheet
	Private Education Loan Delinquencies
	March 31,		December 31,		March 31,
	2008		2007		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$4,780		$4,963		$6,821
Loans in forbearance(2)	1,639		1,417		1,147
Loans in repayment and percentage of each status:
Loans current	7,128	95.3%	7,403	94.7%	6,475	94.7%
Loans delinquent 31-60 days(3)	151	2.0	202	2.6	145	2.1
Loans delinquent 61-90 days(3)	75	1.0	84	1.1	88	1.3
Loans delinquent greater than 90 days(3)	128	1.7	130	1.6	131	1.9

Total Private Education Loans in repayment	7,482	100%	7,819	100%	6,839	100%

Total Private Education Loans, gross	13,901		14,199		14,807
Private Education Loan unamortized discount	(355)		(355)		(339)

Total Private Education Loans	13,546		13,844		14,468
Private Education Loan allowance for losses	(332)		(334)		(116)

Private Education Loans, net	$13,214		$13,510		$14,352

Percentage of Private Education Loans in repayment		53.8%		55.1%		46.2%

Delinquencies as a percentage of Private Education
Loans in repayment		4.7%		5.3%		5.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		18.0%		15.3%		14.3%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis
	Private Education Loan Delinquencies
	March 31,		December 31,		March 31,
	2008		2007		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$14,523		$13,114		$12,041
Loans in forbearance(2)	2,920		2,391		1,641
Loans in repayment and percentage of each status:
Loans current	13,777	92.6%	13,639	91.7%	10,735	91.7%
Loans delinquent 31-60 days(3)	412	2.8	508	3.4	329	2.8
Loans delinquent 61-90 days(3)	223	1.5	260	1.8	219	1.9
Loans delinquent greater than 90 days(3)	458	3.1	459	3.1	423	3.6

Total Private Education Loans in repayment	14,870	100%	14,866	100%	11,706	100%

Total Private Education Loans, gross	32,313		30,371		25,388
Private Education Loan unamortized discount	(851)		(823)		(702)

Total Private Education Loans	31,462		29,548		24,686
Private Education Loan allowance for losses	(1,271)		(1,220)		(485)

Private Education Loans, net	$30,191		$28,328		$24,201

Percentage of Private Education Loans in repayment		46.0%		48.9%		46.1%

Delinquencies as a percentage of Private Education Loans in repayment		7.4%		8.3%		8.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		16.4%		13.9%		12.3%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance policies were tightened in late 2006 and again in late 2007 and remain under review. The increase in use of forbearance is attributed to both a weakening of the U.S. economy, as previously discussed, as well as improved borrower contact procedures. In the majority of situations forbearance continues to be a positive collection tool for Private Education Loans as we believe it can provide borrowers with sufficient time to obtain employment and income to support their obligations. Our experience has consistently shown that three years after being in forbearance status for the first time, over 75 percent of the loans are current, paid in full, or receiving an in-school grace or deferment, and less than eight percent have charged off. However, as discussed earlier, we believe that forbearance will be less effective for non-traditional loans during a weakened U.S. economy. Loans in forbearance are reserved commensurate with the default expectation of this specific loan status.

Total Provisions for Loan Losses

The following tables summarize the total provisions for loan losses on both an on-balance sheet basis and a Managed Basis for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

Total on-balance sheet loan provisions

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Private Education Loans	$119	$503	$142
FFELP Stafford and Other Student Loans	16	40	6
Mortgage and consumer loans	2	31	2

Total on-balance sheet provisions for loan losses	$137	$574	$150

Total Managed Basis loan provisions

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Private Education Loans	$160	$667	$189
FFELP Stafford and Other Student Loans	19	52	8
Mortgage and consumer loans	2	31	1

Total Managed Basis provisions for loan losses	$181	$750	$198

Provision expense for Private Education Loans was previously discussed above (see “Allowance for Managed Private Education Loan Losses”).

Upon the passage of the CCRAA on September 27, 2007, the Exceptional Performer program was repealed, which resulted in an increase in our Risk Sharing percentage, hence our FFELP provision has increased over the year-ago period. In addition, the fourth quarter 2007 FFELP provision also included $19 million and $27 million for on-balance sheet student loans and Managed student loans, respectively, related to the increase in our default expectations due to an increase in recent delinquencies and charge-offs.

The higher loan provision related to mortgage and consumer loans in the fourth quarter of 2007 primarily relates to a weakening U.S. economy and the deterioration of certain real estate markets related to our mortgage portfolio, which resulted in an increase in our default expectations. As of March 31, 2008, our mortgage portfolio totaled $283 million.

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

Total on-balance sheet loan net charge-offs

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Private Education Loans	$74	$71	$75
FFELP Stafford and Other Student Loans	11	8	4
Mortgage and consumer loans	5	4	2

Total on-balance sheet loan net charge-offs	$90	$83	$81

Total Managed loan net charge-offs

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Private Education Loans	$119	$100	$98
FFELP Stafford and Other Student Loans	16	13	8
Mortgage and consumer loans	5	4	2

Total Managed loan net charge-offs	$140	$117	$108

The increase in net charge-offs on FFELP Stafford and Other student loans for the quarters ended March 31, 2008 and December 31, 2007, versus March 31, 2007, was primarily the result of legislative changes occurring in 2007, which have ultimately lowered the federal guaranty on claims filed to either 97 percent or 98 percent (depending on date of disbursement). See “Allowance for Managed Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Late fees and forbearance fees	$37	$33	$35
Gains on sales of mortgages and other loan fees	1	1	3
Gains on sales of student loans	1	3	—
Other	5	7	6

Total other income	$44	$44	$44

The Company periodically sells student loans. The timing and amount of loan sales impacts the amount of recognized gains on sales of student loans.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007, operating expenses for the Lending business segment totaled $164 million, $172 million, and $171 million, respectively. The decrease in operating expenses in the first quarter of 2008 versus the fourth quarter of 2007 was primarily due to lower origination and servicing expenses related to the impact of cost reduction initiatives; lower sales, marketing and origination expenses resulting from the reduction in Consolidation Loan volume during the first quarter; and lower sales and marketing expenses related to our direct-to-consumer channel, offset by increased collection expenses. The decrease in operating expenses in the first quarter of 2008 versus the first quarter of 2007 was primarily due to lower consumer and mortgage loan expenses related to the dissolution of a mortgage subsidiary, lower origination and servicing expenses related to the impact of cost reduction initiatives, and lower sales expenses related to the Consolidation Loan and direct-to-consumer marketing channels, offset by increased collection expenses.

Preferred Channel Originations

We originated $8.7 billion in student loan volume through our Preferred Channel in the quarter ended March 31, 2008 versus $4.9 billion in the quarter ended December 31, 2007 and $8.0 billion in the quarter ended March 31, 2007.

For the quarter ended March 31, 2008, our internal lending brands grew 21 percent over the year-ago quarter, and comprised 67 percent of our Preferred Channel Originations, up from 60 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 96 percent of our Preferred Channel Originations for the current quarter, versus 88 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 19 percent over the year-ago quarter.

The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Preferred Channel Originations — Type of Loan
Stafford	$5,186	$2,783	$4,601
PLUS	840	363	920
GradPLUS	241	125	128

Total FFELP	6,267	3,271	5,649
Private Education Loans	2,478	1,584	2,362

Total	$8,745	$4,855	$8,011

	Quarters ended
	March 31, 2008			December 31, 2007			March 31, 2007
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$3,599	$2,225	$5,824	$2,104	$1,499	$3,603	$2,719	$2,082	$4,801
Other lender partners	2,352	209	2,561	1,079	67	1,146	2,050	208	2,258

Total before JPMorgan Chase	5,951	2,434	8,385	3,183	1,566	4,749	4,769	2,290	7,059
JPMorgan Chase	316	44	360	88	18	106	880	72	952

Total	$6,267	$2,478	$8,745	$3,271	$1,584	$4,855	$5,649	$2,362	$8,011

Student Loan Activity

The following tables summarize the activity in our on-balance sheet, off-balance sheet and Managed portfolios of FFELP student loans and Private Education Loans and highlight the effects of Consolidation Loan activity on our FFELP portfolios.

	On-Balance Sheet
	Three Months ended March 31, 2008
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$35,726	$73,609	$109,335	$14,818	$124,153
Net consolidations:
Incremental consolidations from third parties	—	450	450	91	541
Consolidations to third parties	(241)	(71)	(312)	(16)	(328)

Net consolidations	(241)	379	138	75	213
Acquisitions	6,058	352	6,410	2,463	8,873

Net acquisitions	5,817	731	6,548	2,538	9,086

Internal consolidations(2)	(377)	493	116	158	274
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(998)	(965)	(1,963)	(537)	(2,500)

Ending balance	$40,168	$73,868	$114,036	$16,977	$131,013

	Off-Balance Sheet
	Three Months ended March 31, 2008
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$9,472	$16,441	$25,913	$13,510	$39,423
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(52)	(14)	(66)	(31)	(97)

Net consolidations	(52)	(14)	(66)	(31)	(97)
Acquisitions	49	49	98	157	255

Net acquisitions	(3)	35	32	126	158

Internal consolidations(2)	(82)	(34)	(116)	(158)	(274)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(376)	(205)	(581)	(264)	(845)

Ending balance	$9,011	$16,237	$25,248	$13,214	$38,462

	Managed Portfolio
	Three Months ended March 31, 2008
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$45,198	$90,050	$135,248	$28,328	$163,576
Net consolidations:
Incremental consolidations from third parties	—	450	450	91	541
Consolidations to third parties	(293)	(85)	(378)	(47)	(425)

Net consolidations	(293)	365	72	44	116
Acquisitions	6,107	401	6,508	2,620	9,128

Net acquisitions	5,814	766	6,580	2,664	9,244

Internal consolidations(2)	(459)	459	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,374)	(1,170)	(2,544)	(801)	(3,345)

Ending balance(3)	$49,179	$90,105	$139,284	$30,191	$169,475

Total Managed Acquisitions(4)	$6,107	$851	$6,958	$2,711	$9,669

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	As of March 31, 2008, the ending balance includes $3.5 billion of FFELP Stafford and Other Loans and $2.6 billion of FFELP Consolidation Loans disbursed on or after October 1, 2007, which are impacted by CCRAA legislation.

(4)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Three Months ended December 31, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$34,108	$71,371	$105,479	$13,676	$119,155
Net consolidations:
Incremental consolidations from third parties	—	372	372	61	433
Consolidations to third parties	(409)	(128)	(537)	(16)	(553)

Net consolidations	(409)	244	(165)	45	(120)
Acquisitions	3,732	2,460	6,192	1,802	7,994

Net acquisitions	3,323	2,704	6,027	1,847	7,874
Internal consolidations(2)	(625)	849	224	137	361

Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,080)	(1,315)	(2,395)	(842)	(3,237)

Ending balance	$35,726	$73,609	$109,335	$14,818	$124,153

	Off-Balance Sheet
	Three Months ended December 31, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$10,162	$16,699	$26,861	$13,743	$40,604
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(102)	(26)	(128)	(28)	(156)

Net consolidations	(102)	(26)	(128)	(28)	(156)
Acquisitions	93	50	143	287	430

Net acquisitions	(9)	24	15	259	274

Internal consolidations(2)	(162)	(62)	(224)	(137)	(361)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(519)	(220)	(739)	(355)	(1,094)

Ending balance	$9,472	$16,441	$25,913	$13,510	$39,423

	Managed Portfolio
	Three Months ended December 31, 2007
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$44,270	$88,070	$132,340	$27,419	$159,759
Net consolidations:
Incremental consolidations from third parties	—	372	372	61	433
Consolidations to third parties	(511)	(154)	(665)	(44)	(709)

Net consolidations	(511)	218	(293)	17	(276)
Acquisitions	3,825	2,510	6,335	2,089	8,424

Net acquisitions	3,314	2,728	6,042	2,106	8,148

Internal consolidations(2)	(787)	787	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,599)	(1,535)	(3,134)	(1,197)	(4,331)

Ending balance(3)	$45,198	$90,050	$135,248	$28,328	$163,576

Total Managed Acquisitions(4)	$3,825	$2,882	$6,707	$2,150	$8,857

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	As of December 31, 2007, the ending balance includes $1.3 billion of FFELP Stafford and Other Loans and $1.4 billion of FFELP Consolidation Loans disbursed on or after October 1, 2007, which are impacted by CCRAA legislation.

(4)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Three Months ended March 31, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$24,841	$61,324	$86,165	$9,755	$95,920
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(607)	(233)	(840)	(9)	(849)

Net consolidations	(607)	416	(191)	44	(147)
Acquisitions	5,783	3,494	9,277	2,262	11,539

Net acquisitions	5,176	3,910	9,086	2,306	11,392

Internal consolidations(2)	(975)	1,755	780	149	929
Off-balance sheet securitizations	—	—	—	(1,871)	(1,871)
Repayments/claims/resales/other	(480)	(819)	(1,299)	(490)	(1,789)

Ending balance	$28,562	$66,170	$94,732	$9,849	$104,581

	Off-Balance Sheet
	Three Months ended March 31, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$15,028	$18,311	$33,339	$12,833	$46,172
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(373)	(71)	(444)	(19)	(463)

Net consolidations	(373)	(71)	(444)	(19)	(463)
Acquisitions	95	58	153	125	278

Net acquisitions	(278)	(13)	(291)	106	(185)

Internal consolidations(2)	(466)	(314)	(780)	(149)	(929)
Off-balance sheet securitizations	—	—	—	1,871	1,871
Repayments/claims/resales/other	(1,014)	(226)	(1,240)	(309)	(1,549)

Ending balance	$13,270	$17,758	$31,028	$14,352	$45,380

	Managed Portfolio
	Three Months ended March 31, 2007
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,869	$79,635	$119,504	$22,588	$142,092
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(980)	(304)	(1,284)	(28)	(1,312)

Net consolidations	(980)	345	(635)	25	(610)
Acquisitions	5,878	3,552	9,430	2,387	11,817

Net acquisitions	4,898	3,897	8,795	2,412	11,207

Internal consolidations(2)	(1,441)	1,441	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,494)	(1,045)	(2,539)	(799)	(3,338)

Ending balance	$41,832	$83,928	$125,760	$24,201	$149,961

Total Managed Acquisitions(3)	$5,878	$4,201	$10,079	$2,440	$12,519

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

Average Balances (net of unamortized premium/discount):

The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

	Three Months Ended March 31, 2008
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$38,349	$73,800	$112,149	$17,192	$129,341
Off-balance sheet	9,260	16,339	25,599	13,564	39,163

Total Managed	$47,609	$90,139	$137,748	$30,756	$168,504

% of on-balance sheet FFELP	34%	66%	100%
% of Managed FFELP	35%	65%	100%
% of total	28%	54%	82%	18%	100%

	Three Months Ended December 31, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$34,819	$71,859	$106,678	$15,007	$121,685
Off-balance sheet	9,749	16,540	26,289	13,795	40,084

Total Managed	$44,568	$88,399	$132,967	$28,802	$161,769

% of on-balance sheet FFELP	33%	67%	100%
% of Managed FFELP	34%	66%	100%
% of total	27%	55%	82%	18%	100%

	Three Months Ended March 31, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$26,885	$63,260	$90,145	$11,354	$101,499
Off-balance sheet	13,920	18,022	31,942	12,721	44,663

Total Managed	$40,805	$81,282	$122,087	$24,075	$146,162

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

ASSET PERFORMANCE GROUP (“APG”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our APG business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Contingency fee income	$74	$81	$74
Collections revenue	56	74	65
Other fee income	11	11	13

Total income	141	166	152
Restructuring expenses	1	2	—
Operating expenses	105	104	93

Total expenses	106	106	93
Net interest expense	7	7	7

Income before income taxes and minority interest in net earnings of subsidiaries	28	53	52
Income tax expense	10	19	19

Income before minority interest in net earnings of subsidiaries	18	34	33
Minority interest in net earnings of subsidiaries	—	1	1

“Core Earnings” net income	$18	$33	$32

The decrease in contingency fee income for the first quarter of 2008 versus the prior quarter was primarily due to a decrease in the amount of FFELP loans that were successfully rehabilitated during the current quarter, mostly due to timing differences of when rehabilitated loans are purchased by lenders. To a lesser extent, 2008 was also negatively impacted by lower performance in default prevention.

The decrease in collections revenue for the first quarter of 2008 versus the prior and year-ago quarters was primarily due to impairments recognized during the current quarter related to purchased paper portfolios. Declines in real estate values, as well as lengthening the assumed lifetime collection period due to the weakening U.S. economy, have resulted in write-downs related to the mortgage purchased paper portfolios. Specifically, the mortgage purchased paper portfolio had impairments of $20 million, $8 million and $4 million in the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively. General economic uncertainty has also resulted in lengthening the assumed lifetime collection period related to our non-mortgage, purchased paper portfolios. Specifically, the non-mortgage purchased paper portfolios had impairments of $9 million, $1 million, and $2 million for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007, respectively.

Purchased Paper — Non-Mortgage

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Face value of purchases for the period	$1,529	$2,231	$1,076
Purchase price for the period	143	198	102
% of face value purchased	9.4%	8.9%	9.5%
Gross Cash Collections (“GCC”)	$159	$106	$115
Collections revenue	52	60	56
Collections revenue as a % of GCC	32%	56%	48%
Carrying value of purchases	$623	$587	$316

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter. The decrease in collections revenue as a percentage of GCC in the quarter ended March 31, 2008 compared to the prior and year-ago quarters is primarily due to impairment recognized in the first quarter of 2008 as well as a significant increase in new portfolio purchases in the second half of 2007. Typically, revenue recognition based on a portfolio’s effective interest rate is a lower percentage of cash collections in the early stages of servicing a portfolio.

Purchased Paper — Mortgage/Properties

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Face value of purchases for the period	$39	$481	$239
Collections revenue	5	14	10
Collateral value of purchases	29	396	248
Purchase price for the period	19	274	196
Purchase price as a % of collateral fair value	66%	69%	79%
Carrying value of purchases	$1,130	$1,162	$649
Carrying value of purchases as a % of collateral fair value	77%	77%	76%

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral’s fair value, but we also consider a number of factors in pricing mortgage loan portfolios to attain a targeted yield. Therefore, the purchase price as a percentage of collateral fair value can fluctuate depending on the mix of sub-performing versus non-performing mortgages in the portfolio, the projected timeline to resolution of loans in the portfolio and the level of private mortgage insurance associated with particular assets. The purchase price as a percentage of collateral fair value for the quarter ended March 31, 2008, compared to the prior and year-ago quarters, is generally reflective of the overall decrease in purchase prices for such loans. The carrying value of purchases (the basis we carry on our balance sheet) as a percentage of collateral fair value has remained consistent throughout the last year. As the collateral fair value has declined over the past year, the carrying value on our balance sheet has declined proportionately. The decline in actual purchases in the first quarter of 2008, compared to the prior and year-ago quarters, is due to the Company’s decision to be more selective, due to the current liquidity and credit environment that exists.

Contingency Inventory

The following table presents the outstanding inventory of receivables that are currently being serviced through our APG business segment.

	March 31,	December 31,	March 31,
	2008	2007	2007

Contingency:
Student loans	$8,498	$8,195	$8,083
Other	1,752	1,509	1,529

Total	$10,250	$9,704	$9,612

Operating Expenses — APG Business Segment

For the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007, operating expenses for the APG business segment totaled $105 million, $104 million, and $93 million, respectively. The increase in operating expense from the year-ago quarter is primarily due to higher collection costs associated with successful collections and the increasing balance of both mortgage and non-mortgage purchased paper assets.

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Net interest income (loss) after provisions for losses	$1	$1	$(4)
Guarantor servicing fees	35	41	39
Loan servicing fees	6	5	7
Upromise	26	32	25
Other	19	18	20

Total other income	86	96	91
Restructuring expenses	5	2	—
Operating expenses	70	88	68

Total expenses	75	90	68

Income before income taxes	12	7	19
Income tax expense	5	3	7

“Core Earnings” net income	$7	$4	$12

The decrease in guarantor servicing fees versus the prior quarter was primarily due to $15 million of previously deferred guarantee issuance fee revenue related to a negotiated settlement with United Student Aid Funds, Inc. (“USA Funds”) in the second quarter of 2006 that was recognized in the fourth quarter of 2007. The negotiated settlement with USA Funds would have resulted in the Company having to return the $15 million to USA Funds, if certain events occurred prior to December 31, 2007. These events did not occur prior to December 31, 2007, as stipulated in the negotiated settlement. As a result, all such contingencies were removed, resulting in the recognition of this deferred revenue in the fourth quarter of 2007. This amount is non-recurring in nature. This decrease in guarantor servicing fees versus the prior quarter was partially offset by the seasonality of loan disbursements which were higher in the first quarter of 2008 versus the fourth quarter of 2007, resulting in an increase in the related guarantee issuance fees earned. The decrease in guarantor servicing fees for the first quarter of 2008 versus the year-ago quarter was primarily due to a decrease in the account maintenance fees earned in the current quarter due to legislative changes effective October 1, 2007 as a result of CCRAA.

The decrease in Upromise revenue from the prior quarter is primarily due to the seasonality of Upromise members’ retail purchases under the Upromise affinity marketing program.

USA Funds, the nation’s largest guarantee agency, accounted for 88 percent, 87 percent and 87 percent, respectively, of guarantor servicing fees and 16 percent, 14 percent and 16 percent, respectively, of revenues associated with other products and services for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. The $18 million decrease in operating expenses versus the prior quarter was primarily due to a decrease in Merger-related expenses.

LIQUIDITY AND CAPITAL RESOURCES

Except in the case of business acquisitions and our APG purchased paper business, which are discussed separately, our APG contingency collections and Corporate and Other business segments are not capital-intensive businesses and as such, a minimal amount of debt and equity capital is allocated to these segments.

Therefore, the following “LIQUIDITY AND CAPITAL RESOURCES” discussion is concentrated on our Lending business segment.

Prior to the announcement of the Merger on April 16, 2007, the Company funded its loan originations primarily with a combination of term asset-backed securitizations and unsecured debt. Upon the announcement of the Merger, credit spreads on our unsecured debt widened considerably, significantly increasing our cost of accessing the unsecured debt markets. As a result, at the present, we fund and in the near term, we expect to continue to fund, our operations primarily through the issuance of student loan asset-backed securities and secured student loan financing facilities, as further described below. We historically have been a regular issuer of term asset-backed securities (“ABS”) in the domestic and international capital markets. We securitized $25.4 billion in student loans in nine transactions in 2007, compared to $32.1 billion in thirteen transactions in 2006. Secured borrowings, including securitizations, asset-backed commercial paper (“ABCP”) borrowings and indentured trusts, comprised 75 percent of our Managed debt outstanding at March 31, 2008, versus 70 percent at March 31, 2007.

More recently, adverse conditions in the securitization markets have reduced our access to and increased the cost of borrowing in the market for student loan asset-backed securities. In the first quarter of 2008, we completed three term ABS transactions totaling $4.7 billion, compared to four securitization transactions totaling $13.0 billion in the first quarter of 2007. Although we expect ABS financing to remain our primary source of funding, we expect our transaction volumes to be more limited and pricing less favorable than in the past, with significantly reduced opportunities to issue subordinated tranches of ABS. All-in costs of our new issue FFELP term ABS averaged LIBOR plus .75 percent in the first quarter of 2008. The all-in cost for our most recent issue FFELP term ABS, which priced on April 11, 2008, was LIBOR plus 1.46 percent.

In order to meet our financing needs, we are exploring other sources of funding, including unsecured debt, a financing source we have not used to fund our core businesses since the first quarter of 2007. We expect the terms and conditions of new unsecured debt issues, including pricing and covenant requirements, will be less favorable than our recent ABS financings and the unsecured debt we incurred in the past. Our ability to access the unsecured debt market on attractive terms, or at all, will depend on our credit rating and prevailing market conditions.

On April 30, 2007, in connection with the Merger Agreement, we entered into an aggregate interim $30.0 billion asset-backed commercial paper conduit facilities (collectively, the “Interim ABCP Facility”) with Bank of America, N.A., and JPMorgan Chase, N.A., which provided us with significant additional liquidity. The Merger agreement contemplated a significant amount of whole loan sales as a main source of repayment for this Interim ABCP Facility. These whole loan sales did not occur.

Three new financing facilities (the “2008 Asset-Backed Financing Facilities”) replaced the $30.0 billion Interim ABCP Facility and $6.0 billion ABCP facility in the first quarter of 2008. As of March 31, 2008, the 2008 Asset-Backed Financing Facilities are (i) $26.0 billion FFELP student loan ABCP conduit facility; (ii) a $5.9 billion Private Education Loan ABCP conduit facility (collectively, the “2008 ABCP Facilities”); and (iii) a $2.0 billion secured FFELP loan facility (the “2008 Asset-Backed Loan Facility”).

The initial term of the new 2008 Asset-Backed Financing Facilities is 364 days. The underlying cost of borrowing under the 2008 ABCP Facilities is LIBOR plus 0.68 percent for the FFELP loan facilities and LIBOR plus 1.55 percent for the Private Education Loan facility, excluding up-front and unused commitment fees. All-in pricing on the new 2008 ABCP Facilities will vary based on usage. The Company currently estimates that the combined, fully utilized all-in cost of borrowings related to the 2008 Asset-Backed

Financing Facilities including amortized up-front fees and unused commitment fees, is likely to be approximately LIBOR plus 2.15 percent. The 2008 ABCP Facilities will provide funding for certain of the Company’s FFELP and Private Education Loans until such time as these loans are refinanced in the term ABS markets. Funding under the new 2008 ABCP Facilities is subject to usual and customary conditions and commenced in early March. The maximum amount the Company may borrow under the 2008 ABCP Facilities is limited based on certain factors, including market conditions, and was approximately $29.6 billion as of March 31, 2008. In combination with the $2.0 billion 2008 Asset-Backed Loan Facility, the maximum amount that can be borrowed as of March 31, 2008, is $31.6 billion related to the 2008 Asset-Backed Financing Facilities. The 2008 ABCP Facilities are subject to termination under certain circumstances, including the Company’s failure to comply with the principal financial covenants in its unsecured revolving credit facilities. Borrowings under the 2008 Asset-Backed Financing Facilities are non-recourse to the Company.

The Company has not recently and does not intend to rely on the auction rate securities market as a source of funding. At March 31, 2008, we had $3.3 billion of taxable and $1.7 billion of tax-exempt auction rate securities outstanding on a Managed Basis. In February 2008, an imbalance of supply and demand in the auction rate securities market as a whole led to failures of the auctions pursuant to which certain of our auction rate securities’ interest rates are set. As a result, all of our auction rate securities as of March 31, 2008 bear interest at the maximum rate allowable under their terms. The maximum allowable interest rate on our $3.3 billion of taxable auction rate securities is generally LIBOR plus 1.50 percent. The maximum allowable interest rate on many of our $1.7 billion of tax-exempt auction rate securities was recently amended to LIBOR plus 2.00 percent through May 31, 2008. After May 31, 2008, the maximum allowable rate on these securities will revert to a formula driven rate, which, if in effect as of March 31, 2008, would have produced various maximum rates of up to 3.87 percent.

In the past, we employed reset rate note structures in conjunction with the issuance of certain tranches of our term asset-backed securities. Reset rate notes are subject to periodic remarketing, at which time the interest rates on the reset rate notes are reset. To date, reset rate notes issued in conjunction with our term ABS have been successfully remarketed on their remarketing date. In the event a reset rate note cannot be remarketed on its remarketing date, the interest rate generally steps up to and remains LIBOR plus 0.75 percent, until such time as the bonds are successfully remarketed. The Company also has the option to repurchase the reset rate note upon a failed remarketing and hold it as an investment until such time it can be remarketed. The Company’s repurchase of a reset rate note requires additional funding, the availability and pricing of which may be less favorable to the Company than it was at the time the reset rate note was originally issued. As of March 31, 2008, on a Managed Basis, the Company had $2.6 billion, $2.1 billion and $2.5 billion of reset rate notes due to be remarketed in the remainder of 2008, 2009 and 2010, and an additional $8.5 billion to be remarketed thereafter.

During the remainder of 2008, we expect to fund our liquidity needs through our cash and investment portfolio, the 2008 Asset-Backed Financing Facilities, the issuance of term ABS and, to a lesser extent, unsecured debt and other sources. To supplement our funding sources, we maintain an additional $6.5 billion in unsecured revolving credit facilities, of which $1.0 billion matures in October 2008. We have not in the past relied upon, and do not expect to rely on, our unsecured revolving credit facilities as a primary source of liquidity. Although we have never borrowed under these facilities, they are available to be drawn upon for general corporate purposes.

The following table details our primary sources of liquidity and the available capacity at March 31, 2008 and December 31, 2007.

	March 31, 2008	December 31, 2007
	Available Capacity	Available Capacity

Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$3,822	$7,582
U.S. Treasury-backed securities	541	643
Commercial paper and asset-backed commercial paper	500	1,349
Certificates of deposit	—	600
Other	74	83

Total unrestricted cash and liquid investments(1)	4,937	10,257
Unused commercial paper and bank lines of credit	6,500	6,500
2008 ABCP Facilities(2)	6,933	—
ABCP borrowing capacity	—	5,933
Interim ABCP Facility borrowing capacity	—	4,040

Total sources of primary liquidity	18,370	26,730

Sources of stand-by liquidity:
Unencumbered FFELP loans	19,178	18,731

Total sources of primary and stand-by liquidity	$37,548	$45,461

(1)	Excludes $298 million and $196 million of investments pledged as collateral related to certain derivative positions and $84 million and $93 million of other non-liquid investments classified at March 31, 2008 and December 31, 2007, respectively, as cash and investments on our balance sheet in accordance with GAAP.

(2)	Represents the difference between the maximum amount the Company may borrow under the 2008 ABCP Facilities and the amount outstanding as of March 31, 2008, or $29.6 billion less $22.7 billion outstanding as of that date.

We believe our unencumbered FFELP loan portfolio provides an excellent source of potential or stand-by liquidity because of the well-developed market for securitizations and whole loan sales of government guaranteed student loans. In addition to the assets listed in the table above, we hold on-balance sheet a number of other unencumbered assets, consisting primarily of Private Education Loans, Retained Interests and other assets. At March 31, 2008, we had a total of $50.8 billion of unencumbered assets, including goodwill and acquired intangibles.

The following tables present the ending balances of our Managed borrowings at March 31, 2008, December 31, 2007, and March 31, 2007.

	March 31, 2008			December 31, 2007			March 31, 2007
			Total			Total			Total
	Short	Long	Managed	Short	Long	Managed	Short	Long	Managed
	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings	$10,737	$33,187	$43,924	$8,551	$36,796	$45,347	$3,930	$45,253	$49,183
Indentured trusts (on-balance sheet)	109	2,340	2,449	100	2,481	2,581	71	2,793	2,864
ABCP borrowings (on-balance sheet)(1)	24,717	—	24,717	25,960	67	26,027	—	4,248	4,248
Securitizations (on-balance sheet)	—	71,025	71,025	—	68,048	68,048	—	60,422	60,422
Securitizations (off-balance sheet)	—	40,912	40,912	—	42,088	42,088	—	49,245	49,245
Other	2,521	—	2,521	1,342	—	1,342	444	—	444

Total	$38,084	$147,464	$185,548	$35,953	$149,480	$185,433	$4,445	$161,961	$166,406

(1)	Includes the 2008 Asset-Backed Loan Facility.

The following table presents the senior unsecured credit ratings assigned by major rating agencies as of March 31, 2008.

	Moody’s		S&P	Fitch

Short-term unsecured debt	P-2	(1)	A-3	F3
Long-term senior unsecured debt	Baa2	(1)	BBB−	BBB

(1)  Negative outlook.

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of March 31, 2008 and December 31, 2007.

	As of March 31, 2008
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$414	$804	$1,656	$2,874
Underlying securitized loan balance(3)	8,907	15,777	13,901	38,585
Weighted average life	2.8 yrs	7.3 yrs.	6.6 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-30%	3-8%	1-30%
Life of loan — repayment status	17%	6%	9%
Expected remaining credit losses (% of outstanding student loan principal)	.11%	.21%	5.56%
Residual cash flows discount rate	12.0%	9.6%	13.9%

	As of December 31, 2007
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$390	$730	$1,924	$3,044
Underlying securitized loan balance(3)	9,338	15,968	14,199	39,505
Weighted average life	2.7 yrs	7.4 yrs.	7.0 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-37%	3-8%	1-30%
Life of loan — repayment status	21%	6%	9%
Expected remaining credit losses (% of outstanding student loan principal)	.11%	.21%	5.28%
Residual cash flows discount rate	12.0%	9.8%	12.9%

(1)	Includes $452 million and $283 million related to the fair value of the Embedded Floor Income as of March 31, 2008 and December 31, 2007, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At March 31, 2008 and December 31, 2007, the Company had unrealized gains (pre-tax) in accumulated other comprehensive income of $0 and $301 million, respectively, that related to the Retained Interests.

(3)	In addition to student loans in off-balance sheet trusts, the Company had $69.1 billion and $65.5 billion of securitized student loans outstanding (face amount) as of March 31, 2008 and December 31, 2007, respectively, in on-balance sheet securitization trusts.

(4)	Effective December 31, 2006, the Company implemented CPR curves for Residual Interest valuations that are based on seasoning (the number of months since entering repayment). Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, the Company applied a CPR that was based on a static life of loan assumption, and, in the case of FFELP Stafford and PLUS loans, the Company applied a vector approach, irrespective of seasoning. Repayment status CPR used is based on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

As previously discussed, the Company adopted SFAS No. 159 on January 1, 2008, and has elected the fair value option on all of the Residual Interests effective January 1, 2008. The Company chose this election in order to record all Residual Interests under one accounting model. Prior to this election, Residual Interests were accounted for either under SFAS No. 115 with changes in fair value recorded through other comprehensive income, except if impaired in which case changes in fair value were recorded through income, or under SFAS No. 155 with all changes in fair value recorded through income. Changes in the fair value of Residual Interests from January 1, 2008 forward are recorded through the income statement. The Company recorded a net unrealized mark-to-market loss of $88 million related to the Residual Interests during the first quarter of 2008 which primarily related to increasing both the cost of funds assumption related to the underlying auction rate securities bonds ($2.3 billion face amount of bonds) within the FFELP ($1.7 billion face amount of bonds) and Private Education Loan ($0.6 billion face amount of bonds) trusts as well as increasing the discount rate related to the Private Education Loan Residual Interest. These unrealized losses were partially offset by an unrealized mark-to-market gain related to the Embedded Fixed Rate Floor Income within the FFELP Residual Interests due to the significant decrease in interest rates during the quarter.

The Company recorded impairments to the Retained Interests of $117 million and $11 million, respectively, for the quarters ended December 31, 2007 and March 31, 2007. The impairment charges were the result of FFELP loans prepaying faster than projected through loan consolidations ($56 million and $11 million for the quarters ended December 31, 2007 and March 31, 2007, respectively), and increases in prepayments, defaults, and the discount rate related to Private Education Loans ($61 million for the quarter ended December 31, 2007).

The Company assessed the appropriateness of the current risk premium, which is added to the risk free rate, for the purpose of arriving at a discount rate in light of the current economic and credit uncertainty that exists in the market as of March 31, 2008. This discount rate is applied to the projected cash flows to arrive at a fair value representative of the current economic conditions. The Company increased the risk premium by 175 basis points (from December 31, 2007) to better take into account the current level of cash flow uncertainty and lack of liquidity that exists with the Private Education Loan Residual Interests.

LEGISLATIVE/LEGAL PROCEEDINGS UPDATES

Legislative and Regulatory Developments

Legislation has been introduced in the U.S. House of Representatives (H.R. 5715) and the U.S. Senate (S. 2815) that would expand the federal government’s support of financing the cost of higher education. Legislative proposals that, if enacted into law, could impact the Company include: an increase in statutory limits on annual borrowing for FFELP loans, an enhanced benefit for parents who borrow PLUS loans and temporary authority of the U.S. Department of Education to purchase FFELP loans. The Department of Education and the U.S. Treasury Department are also considering administrative action to provide liquidity to holders and lender of FFELP loans.

Legal Proceedings

Significant Updates to Previously Reported Legal Proceedings

In Chae, et. al. v. SLM Corporation, et. al., (Federal District Court of California), which challenges the Company’s billing practices as they relate to use of the simple daily interest method for calculating interest. On March 24, 2008 the U.S. Department of Justice (the “Justice Department”) filed a motion requesting that the court permit the Justice Department to intervene as an intervenor/plaintiff in the case and allow the Justice Department to file its own complaint requesting the court declare that the billing practices are lawful.